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                                                                   EXHIBIT 10.61

                               FIRST AMENDMENT TO
                       CONTRIBUTION AND PURCHASE AGREEMENT

      THIS FIRST AMENDMENT TO CONTRIBUTION AND PURCHASE AGREEMENT is made and entered into as of March 23, 1998 by and among Falcon Holding Group, L.P., a Delaware limited partnership ("FHGLP"); Falcon Communications, L.P., a California limited partnership ("NewFalcon"); and TCI Falcon Holdings, LLC, a Delaware limited liability company ("TCI").

                              PRELIMINARY STATEMENT

      A. The parties hereto and certain other persons entered into the Contribution and Purchase Agreement on December 30, 1997 (the "Contribution Agreement"). FHGLP and TCI desire to modify the Contribution Agreement in certain respects to contemplate, authorize and approve certain transactions as described herein. Section 15.5(b) of the Contribution Agreement provides that FHGLP and TCI may enter into this Amendment without the consent or waiver of any other party to the Contribution Agreement, and Section 11.17 of the Contribution Agreement provides for an agreement by each FHGLP Partner that any action that may be taken by FHGLP under the Contribution Agreement may be taken by FHGLP's General Partner in the General Partner's sole discretion.

      B. The General Partner has determined that it would be desirable for FHGLP to obtain additional financing by making an offer (the "Offering") to sell and issue $500 million or more aggregate principal amount of debentures (the "Debentures") as described in an Offering Memorandum prepared by FHGLP (the "Offering Memorandum"). The Board of Representatives of FHGLP has authorized FHGLP and the General Partner to pursue the Offering in their discretion. If the Offering is consummated as presently contemplated: (i) FHGLP would form a new wholly-owned subsidiary to be called Falcon Funding Corporation ("FFC") to serve as a joint and several co-issuer of the Debentures; (ii) the proceeds from the Offering, which would be received solely by FHGLP, would be used primarily to pay down existing indebtedness outstanding to certain Falcon Entities under their existing senior bank credit agreement (the "Bank Credit Agreement") and for other business purposes as determined by the General Partner; (iii) at the closing pursuant to the Contribution Agreement (the "Closing") NewFalcon would assume FHGLP's rights and obligations and be substituted for FHGLP as an obligor under the Debentures and FHGLP would contribute its entire ownership interest in FFC to NewFalcon; and (iv) immediately following the Closing, NewFalcon would contribute all of its assets (excluding its ownership interest in FFC) to a newly-formed limited liability company wholly owned by NewFalcon ("NewFalcon II"), subject to certain indebtedness to be assumed by NewFalcon II, including FHGLP's 11% Senior Subordinated Notes due 2003 (the "11% Notes"), but excluding the Debentures.

      C. As permitted by Section 2.8(e) of the Contribution Agreement, the General Partner has determined that it would also be desirable for the Falcon Entities to enter into a $1.3 billion



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revolving and term loan senior bank facility (the "New Senior Financing") as described in the Offering Memorandum. The Board of Representatives of FHGLP has authorized FHGLP and the General Partner to pursue the New Senior Financing in their discretion. If the New Senior Financing is consummated as presently contemplated, the proceeds from the New Senior Financing would be used to (i) repay amounts outstanding under the Bank Credit Agreement, (ii) fund the acquisition of the Somerset System, (iii) refinance obligations of Falcon Video,
(iv) refinance the debt to be assumed by NewFalcon from TCI, (v) fund the Notes Redemption or Notes Tender Offer (each as defined below) and (vi) fund capital expenditures and for other general business purposes. Prior to the Closing, the Restricted Companies under the Bank Credit Agreement (and immediately prior to the Closing for a portion of the facilities under the New Senior Financing, Falcon Video) will be the borrowers under the New Senior Financing. Immediately following the Closing, NewFalcon II will assume the obligations of the initial borrowers under the New Senior Financing.

      D. The Board of Representatives has authorized FHGLP and the General Partner in their discretion to satisfy the 11% Notes in full prior to their stated maturity date, either by redeeming the Notes on or after September 15, 1998 in accordance with the redemption provisions of the Notes (a "Notes Redemption") or by making a tender offer for the Notes in accordance with the tender offer rules and regulations of the Securities Exchange Act of 1934 (a "Notes Tender Offer") at such date as the General Partner shall determine. The Notes Redemption or the Notes Tender Offer would be consummated by FHGLP if the General Partner elects to consummate such a transaction prior to the Closing and by NewFalcon II if NewFalcon elects to consummate such a transaction after the Closing, in either case through borrowings under the New Senior Financing.

      E. Except for the assets related to the Classic System that serves the City of Somerset, Kentucky (the "Somerset System"), all of the Classic Systems assets have been acquired pursuant to the Classic Purchase Agreement by the Falcon Entities party thereto. The acquisition of the Somerset System is subject to the satisfaction of certain additional conditions that have not yet been satisfied. FHGLP and TCI desire to amend the Contribution Agreement to contemplate that the acquisition of the Somerset System may not have occurred prior to the Closing.

      NOW, THEREFORE, FHGLP, TCI and NewFalcon agree as follows:

      1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to them in the Contribution Agreement. All section references refer to the sections of the Contribution Agreement unless otherwise expressly indicated.

      2. Offering and New Senior Financing. For all purposes under the Contribution Agreement, the following transactions are agreed to, consented to and authorized: the incurring by FHGLP (and the assumption by NewFalcon pursuant to Section 4.2) of new Indebtedness pursuant to the Debentures, the incurring of new Indebtedness by the Falcon Entities prior to,


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contemporaneously with or immediately following the Closing pursuant to the New
Senior Financing, and the terms of the Offering and New Senior Financing as described in the Offering Memorandum. As it may be desirable for FHGLP and the General Partner to negotiate different or additional terms with respect to such Indebtedness and the agreements and documents that will govern such Indebtedness, it is further agreed to, consented to and authorized that, without any additional consent of TCI or any other party to the Contribution Agreement, FHGLP and the General Partner may negotiate, execute, deliver and perform, on behalf of FHGLP, the Falcon Entities, NewFalcon and NewFalcon II, any and all agreements and other documents that FHGLP and the General Partner shall deem necessary or advisable in connection with the Offering, the Debentures and the New Senior Financing, with such changes and modifications to the terms of such Indebtedness and the related agreements and documents as FHGLP and the General Partner shall deem necessary or advisable, so long as such changes and modifications to the terms of such Indebtedness do not differ materially and adversely from the terms described in the Offering Memorandum and do not result in any adverse tax consequences to TCI. Notwithstanding the foregoing, FHGLP and the General Partner acknowledge and confirm that they will continue to consult regularly with TCI concerning the structure of any such new Indebtedness consistent with the provisions of the Contribution Agreement. If FHGLP issues the Debentures prior to the Closing, then (a) the amount in clause (2) of
Section 2.8(a) shall be increased by the amount of Indebtedness of FHGLP pursuant to Debentures issued prior to the Closing that is assumed by NewFalcon pursuant to Section 4.2, and (b) FHGLP shall not enter into the Payment Agreements referred to in Section 2.8(a) if the amount in clause (2) of Section 2.8(a), as modified by the preceding clause (a), is at least equal to the amount in clause (1) of Section 2.8(a).

      3. FFC and NewFalcon II. For all purposes under the Contribution Agreement, the following transactions and other matters are agreed to, consented to and authorized: (a) the formation of FFC by FHGLP prior to the Closing; (b) the formation of NewFalcon II by NewFalcon prior to the Closing; (c) the contribution by FHGLP of its entire ownership interest in FFC to NewFalcon at the Closing; (d) the contribution by NewFalcon of all its assets (other than its interest in FFC and its interest in NewFalcon II) to NewFalcon II immediately following the Closing, subject to the indebtedness assumed by NewFalcon at the Closing, including the 11% Notes, but excluding the Debentures; and (e) immediately following the Closing the assumption by NewFalcon II of the obligations of the Falcon Entities under the New Senior Financing. FFC shall be treated as a Falcon Entity for all purposes under the Contribution Agreement and, for purposes of Section 3.5, the net fair market value of FFC shall be deemed to equal $0. FFC shall have no assets and no operations prior to the Closing.

      4. 11% Notes. For all purposes under the Contribution Agreement, the following transactions and other matters are agreed to, consented to and authorized: the satisfaction in full of the 11% Notes, prior to, contemporaneously with, or after the Closing, by means of a Notes Redemption, a Notes Tender Offer or any other means and on any such terms that the General Partner shall determine. Accordingly, it is further agreed to, consented to and authorized that, without any additional consent of TCI or any other party to the Contribution Agreement, FHGLP and the General Partner may negotiate, execute, deliver and perform, on behalf of FHGLP, the


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Falcon Entities, NewFalcon and NewFalcon II, any and all agreements and other documents that FHGLP and the General Partner shall deem necessary or advisable in connection with the satisfaction of the Notes, with such changes and modifications to the terms of such Indebtedness and the related agreements and documents as FHGLP and the General Partner shall deem necessary or advisable.

      5.    Classic Systems.

            (a) The parenthetical in clause (1) of Section 3.5(b) is amended to read in its entirety as follows:

      (except that, if the closing of the acquisition of the Somerset System under the Classic Purchase Agreement has not occurred as of the Closing, the amount shown next to the name of Falcon Cable Media on Schedule 3.5(b) shall be reduced by $6,840,468)

            (b)   TCI irrevocably waives the condition to Closing specified in
Section 12.2(h).

            (c) FHGLP represents to TCI that the amount of $6,840,468 in paragraph 5(a) was determined as follows: (1) under the Classic Purchase Agreement, a portion of the total purchase price under the Classic Purchase Agreement was allocated to cable television systems serving communities in the vicinity of Somerset, Kentucky, including the Somerset System (the "Somerset Region"), based on appraisals of the Classic Systems; (2) a portion of the total purchase price allocated to the Somerset Region under the Classic Purchase Agreement was allocated pro rata to the Somerset System based on the ratio of the total number of subscribers of the Somerset System to the total number of subscribers of all cable television systems in the Somerset Region (including the Somerset System); (3) the ratio of the portion of the total purchase price allocated to the Somerset System under clause (2) to the total purchase price under the Classic Purchase Agreement was presumed to equal the percentage of the value of the Classic Systems represented by the Somerset System; and (4) the percentage determined under clause (3) multiplied by the amount specified in the parenthetical in clause (1) of Section 3.5(b) (before its amendment by paragraph 5(a)) equals $6,840,468.

      6. Employee Matters. FHGLP and TCI agree that TCI will provide to FHGLP by May 29, 1998, or such other date as FHGLP and TCI may agree, an updated list of employees of the TCI Systems and that, notwithstanding Section 11.6(b), FHGLP may provide to TCI at any time on or before by June 30, 1998, or such other date as FHGLP and TCI may agree, the notice described in Section 11.6(b) identifying the employees of the TCI Systems to which the Falcon Entities do not intend to offer employment as of the Closing Date.

      7. Authority. FHGLP and TCI acknowledge and agree that they are entering into this Amendment pursuant to Section 15.5(b). TCI hereby acknowledges and agrees that, subject to


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the express consent rights of TCI described in this Amendment, FHGLP and the
General Partner may, and are authorized to in their discretion, take all actions prior to the Closing with respect to the transactions specifically authorized by this Amendment, that FHGLP or the General Partner could take after the Closing without the consent or waiver of TCI. Without limiting the generality of the foregoing, FHGLP and the General Partner may, and are authorized to in their discretion, take all actions that either of them may deem necessary or advisable in connection with consummating or implementing any of the transactions specifically authorized by this Amendment, including making modifications to the structure of the new Indebtedness or other transactions and to the terms of such new Indebtedness and other transactions (so long as such modifications do not differ materially and adversely from the terms described in the Offering Memorandum and do not result in any adverse tax consequences to TCI), and to consummate prior to or contemporaneously with the Closing any of the transactions specifically authorized by this Amendment, that could be consummated after the Closing without the consent or waiver of TCI.

      8. Effect of Amendment. FHGLP and TCI hereby agree that the Contribution Agreement is hereby deemed amended in all respects necessary to give effect to the consents, agreements and waivers contained in this Amendment, whether or not a particular Section or provision of the Contribution Agreement has been referred to in this Amendment. Except as amended hereby, the Contribution Agreement shall remain unchanged and in full force and effect, and this Amendment shall be governed by and subject to the terms of the Contribution Agreement, as amended hereby. From and after the date of this Amendment, each reference in the Contribution Agreement to "this Agreement," "hereof," "hereunder" or words of like import, and all references to the Contribution Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature (other than in this Amendment or as otherwise expressly provided) shall be deemed to mean the Contribution Agreement, as amended by this Amendment.

      9.    NewFalcon Agreement.

            (a) TCI acknowledges and agrees that by executing and delivering this Amendment TCI shall be deemed to have agreed to, consented to, and authorized FHGLP and the General Partner to take action with respect to, all transactions specifically authorized by this Amendment for all purposes under the NewFalcon Agreement. Without limiting the generality of the foregoing, TCI hereby ratifies the agreements of TCI set forth in Paragraph 2 of that letter agreement dated March 23, 1998.


            (b) FHGLP, NewFalcon and TCI acknowledge and agree that, notwithstanding Section 13.1(d) of the NewFalcon Agreement to the contrary, the contribution by NewFalcon of all of its assets to NewFalcon II (other than its interest in NewFalcon II and its interest in the FFC) will not result in the dissolution and liquidation of NewFalcon and that Section 13.1(d) will not apply to such contribution transaction for any purpose.


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            (c)   TCI Communications, Inc. acknowledges and agrees that this
First Amendment shall in no way impair or otherwise affect any of its agreements, covenants and obligations under the NewFalcon Agreement.

      10. Financing Costs. FHGLP, NewFalcon and TCI acknowledge and agree that with reference to Section 5.7(a) of the NewFalcon Agreement, and without in any way limiting the generality of said Section, to the extent FHGLP has incurred or accrued any costs and expenses in connection with arranging and carrying out the financings pursuant to the Offering and the New Senior Financing and the satisfaction of the 11% Notes, including, with respect to the satisfaction of the 11% Notes, any charges in excess of their accreted value, including without limitation, any redemption premium and any payments to the note holders that may be necessary to obtain their consent in connection with a tender offer (collectively, the "Financing Costs") prior to the Closing (or prior to the final determination of the Falcon Adjustments pursuant to the Contribution Agreement), such Financing Costs shall be included as an increase in the value of FHGLP's Current Assets as if FHGLP were contributing cash to NewFalcon in the amount of such Financing Costs. Notwithstanding the preceding sentence, if the payments to the note holders in connection with a tender offer for the 11% Notes exceed the redemption price for the 11% Notes at September 15, 1998 pursuant to the Note Indenture, such excess will be treated in a manner to be agreed upon between TCI and FHGLP, and such excess shall not be treated as Financing Costs for purposes of the preceding sentence unless specifically agreed to by TCI.

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      IN WITNESS WHEREOF, the parties hereto have duly executed this First
Amendment as of the date first above written.

                                       FALCON HOLDING GROUP, L.P.

                                       By:   Falcon Holding Group, Inc.


                                       By:   /s/ Stanley S. Itskowitch
                                             -----------------------------------
                                             Name:  Stanley S. Itskowitch
                                             Title: Executive Vice President


                                       FALCON COMMUNICATIONS, L.P.

                                       By:   Falcon Holding Group, L.P.

                                       By:   Falcon Holding Group, Inc.


                                       By:   /s/ Stanley S. Itskowitch
                                             -----------------------------------
                                             Name:  Stanley S. Itskowitch
                                             Title: Executive Vice President


                                       TCI FALCON HOLDINGS, LLC


                                       By:   /s/ William R. Fitzgerald
                                             -----------------------------------
                                             Name:  William R. Fitzgerald
                                             Title: Vice President


                                       TCI COMMUNICATIONS, INC.


                                       By:   /s/ William R. Fitzgerald
                                             -----------------------------------
                                             Name:  William R. Fitzgerald
                                             Title: Vice President